Exhibit 4.3

[FORM OF]

MATERIAL TECHNOLOGIES, INC.
Common Stock Purchase Agreement
Under 2006/2007 Non-Qualified Company Stock Grant and Option Plan

          THIS AGREEMENT is dated as of _______________, 20__, between Material Technologies, Inc., a Delaware corporation (the “Company”), and _________________________ (“Purchaser”).

W I T N E S S E T H:

          WHEREAS, pursuant to the terms of a _________________________ Agreement dated ________________, 20__, by and between Purchaser and the Company (the “_____________ Agreement”), the Company has agreed to issue to Purchaser _______________ shares of the Company’s Class A common stock in exchange for ____________________________________.

          WHEREAS, pursuant to the terms hereof, Purchaser desires to purchase shares of the Company as herein described, on the terms and conditions set forth in this Agreement and the Material Technologies, Inc. 2006/2007 Non-Qualified Company Stock Grant and Option Plan (the “Plan”).  Certain capitalized terms used in this Agreement are defined in the Plan.

          NOW, THEREFORE, it is agreed between the parties as follows:

1.       PURCHASE OF SHARES.

          Purchaser hereby agrees to purchase from the Company and the Company agrees to sell and issue to Purchaser ________________ shares of the Company’s Class A common stock (the “Stock”) in exchange for ________________ valued by the Company at $___________ per the terms of the ______________ Agreement.  Vesting of the Stock shall be governed by the ______________ Agreement.  The closing hereunder (the “Closing”) shall occur at the offices of the Company on the date hereof, or such other time and place as may be designated by the Company (the “Closing Date”).  The Purchaser’s interest in the Stock shall be fully vested as of the Closing Date.

2.       PURCHASER’S INVESTMENT REPRESENTATIONS.

          This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s acceptance hereof Purchaser confirms, that the Stock which Purchaser will receive will be acquired with Purchaser’s own funds for investment for an indefinite period for Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of Purchaser’s property shall at all times be within Purchaser’s control.  By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, understanding or agreement with any person to sell, transfer, or grant participation, to such person or to any third person, with respect to any of the Stock.

          In connection with the investment representations made herein, Purchaser represents that Purchaser is able to fend for himself or herself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser’s investment, has the ability to bear the economic risks of Purchaser’s investment and has been furnished with and has had access to such information as would be made available in the form of a registration statement together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions answered by the Company.

3.       NO DUTY TO TRANSFER IN VIOLATION HEREUNDER.

          The Company shall not be required (a) to transfer on its books any shares of Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

4.       OTHER NECESSARY ACTIONS.

          The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

5.       NOTICE.

          Any notice, request, or instructions given in connection with this Option shall be in writing and shall be delivered in person during normal business hours, by facsimile, or by overnight mail against a receipt for delivery, to the following addresses:

          If to Grantor, at Material Technologies, Inc., 11661 San Vicente Blvd., Suite 707, Los Angeles, CA  90049, Facsimile No. (310) 473-3177, Attention: President.

          If to Grantee, at ___________________________, Facsimile No. ____________ or at such other address as either of the parties shall have given notice to the other in accordance with the provisions hereof.

6.       SUCCESSORS AND ASSIGNS.

          This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser and Purchaser’s heirs, executors, administrators, successors and assigns.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

7.       APPLICABLE LAW.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such state.

8.       NO ORAL MODIFICATION.

          No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

9.       ENTIRE AGREEMENT.

          This Agreement and the ____________ Agreement constitute the entire complete and final agreement between the parties hereto with regard to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Material Technologies, Inc.                                                  ______________________________
an Delaware corporation

_______________________________                                  _______________________________
By:                                                                                           By:
Its:                                                                                           Its: